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Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the inclusion in Amendment No. 2 to this Registration Statement on Form S-1 of Dipexium Pharmaceuticals, LLC of our report, which includes an explanatory paragraph related to Dipexium Pharmaceuticals, LLC's ability to continue as a going concern, dated February 5, 2014, on our audits of the financial statements of Dipexium Pharmaceuticals, LLC as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 and the period from January 14, 2010 (date of inception) through December 31, 2013. We also consent to the reference to our firm under the caption "Experts".

/s/ CohnReznick LLP
Roseland, New Jersey
March 6, 2014

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Consent of Independent Registered Public Accounting Firm